Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Statements
     On May 8, 2009, NuVasive, Inc. (NuVasive or the Company) completed the acquisition of all of the outstanding shares of Cervitech, Inc. (Cervitech), a Delaware corporation, pursuant to a Share Purchase Agreement dated April 22, 2009 (the Purchase Agreement) for an initial payment of approximately $48 million consisting of cash totaling $24 million and the issuance of 638,261 shares of its common stock to certain stockholders of Cervitech. Under the terms of the Purchase Agreement, NuVasive will make an additional milestone-based contingent payment not to exceed $33 million in either cash or a combination of cash and stock, at the Company’s election. This contingent payment is based on one of Cervitech’s products meeting a specified approval milestone.
     Cervitech is focused on the clinical approval of the PCM® cervical disc system, a motion preserving total disc replacement device. The acquisition of Cervitech allows NuVasive the potential to accelerate its entry into the growing mechanical cervical disc replacement market.
     The following unaudited pro forma condensed combined financial statements reflect the acquisition using the acquisition method of accounting in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations (FAS 141R). The pro forma adjustments are based on the preliminary allocation of the estimated purchase price and have been prepared to illustrate the estimated effect of the acquisition as of and for the periods indicated. The preliminary allocation of the estimated purchase price is based on management’s preliminary valuation of the fair value of tangible, intangible assets and in-process research and development acquired and liabilities assumed as of May 8, 2009 and such estimates are subject to change. Consequently, the amounts reflected in the unaudited pro forma condensed combined financial statements are subject to change, and the final amounts may differ substantially.
     The unaudited pro forma condensed combined balance sheet as of March 31, 2009, gives effect to the acquisition of Cervitech as if it were completed on March 31, 2009.
     The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2009, and the year ended December 31, 2008, illustrate the effect of the acquisition of Cervitech as if it had occurred on January 1, 2008.
     The pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and notes thereto of NuVasive contained in its 2008 Annual Report on Form 10-K, filed with the Securities and Exchange Commission; (ii) the historical unaudited financial statements of NuVasive as of and for the three months ended March 31, 2009 included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Securities and Exchange Commission; (iii) the historical audited financial statements and notes thereto of Cervitech, Inc. as of and for the two years ended December 31, 2008; and (iv) the historical unaudited financial statements and notes thereto of Cervitech, Inc. as of March 31, 2009 and for the three months ended March 31, 2009 and 2008, of which (iii) and (iv) are included as Exhibits 99.1 — 99.2 to this Current Report on Form 8-K/A.
     The pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined company may incur or post-integration cost reductions that may be realized as such adjustments would be forward-looking.
     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the dates or during the periods presented nor is it necessarily indicative of future operating results or financial position.

NuVasive, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2009
(in thousands)

	Historical		Pro Forma		Pro Forma
	NUVA	Cervitech	Adjustments		Combined
			Increase/ (Decrease)
Assets
Current assets:
Cash and cash equivalents	$144,761	$267	$(24,055	)(a)	$120,706
			(267	)(b)
Short-term investments	40,330	—	—		40,330
Accounts receivable, net	50,032	497	(145	)(b)	50,384
Inventory, net	82,236	106	(7	)(b)	82,335
Prepaid expenses and other current assets	2,675	426	(421	)(b)	2,680

Total current assets	320,034	1,296	(24,895)		296,435

Property and equipment, net of accumulated depreciation	75,399	888	(52	)(b)	76,235
Intangible assets, net of accumulated amortization	70,550	203	(203	)(b)	106,850
			36,300	(g)
Long-term marketable securities	18,430	—	—		18,430
Goodwill	32,437	—	54,825	(i)	87,262
Other assets	8,491	—	—		8,491

Total assets	$525,341	$2,387	$65,975		$593,703

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$31,096	$17,019	$(17,019	)(b)	$31,579
			483	(j)
Line of credit with related party	—	16,481	(16,481	)(b)	—
Accrued payroll and related expenses	15,372	—	—		15,372
Acquisition related liabilities	24,653	—	—		24,653
Royalties payable	2,204	—	—		2,204

Total current liabilities	73,325	33,500	(33,017)		73,808

Senior convertible notes	230,000	—	—		230,000
Long-term liabilities	16,550	—	29,722	(k)	60,214
			13,942	(f)
Commitments and contingencies

Noncontrolling interests	14,770	—	—		14,770

Stockholders’ equity:
Common stock	36	—	1	(l)	37
Additional paid-in capital	391,135	85	24,214	(l)	415,349
			(85	)(m)
Accumulated other comprehensive loss	(665)	—	—		(665)
Accumulated deficit	(199,810)	(31,198)	31,198	(m)	(199,810)

Total stockholders’ equity	190,696	(31,113)	55,328		214,911

Total liabilities and stockholders’ equity	$525,341	$2,387	$65,975		$593,703

See accompanying notes to unaudited pro forma condensed combined financial statements.

NuVasive, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Three Months Ended March 31, 2009
(In thousands, except per share data)

	Historical				Pro Forma
	NUVA	Cervitech	Adjustments		Combined
		Increase/ (Decrease)
Revenues	$80,008	$342	$—		$80,350
Cost of goods sold	14,774	545	—		15,319

Gross Profit	65,234	(203)	—		65,031

Operating expenses:
Sales, marketing and administrative	58,481	860	129	(e)	58,732
			(781	)(c)
			43	(h)
Research and development	10,193	—	—		10,193

Total operating expenses	68,674	860	(609)		68,925

Interest and other income (expense), net	(1,092)	1,483	(226	)(d)	(204)
			(369	)(n)

Net income (loss)	$(4,532)	$420	$14		$(4,098)

Net loss attributable to noncontrolling interests	$(230)	$—	$—		$(230)

Net loss attributable to NuVasive, Inc.	$(4,302)	$420	$14		$(3,868)

Net loss per share:
Basic and diluted	$(0.12)				$(0.10)

Weighted average shares — basic and diluted	36,365				37,003

See accompanying notes to unaudited pro forma condensed combined financial statements.

NuVasive, Inc.
Unaudited Pro Forma Combined Statements of Operations
For the Year Ended December 31, 2008
(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	NUVA	Cervitech	Adjustments		Combined
			Increase/ (Decrease)
Revenues	$250,082	$2,543	$—		$252,625
Cost of goods sold	44,301	4,003			48,304

Gross Profit	205,781	(1,460)	—		204,321

Operating expenses:
Sales, marketing and administrative	186,822	3,553	781	(c)	191,862
			536	(e)
			170	(h)
Research and development	25,943	1,073	—		27,016
In-process research and development	20,876	—	—		20,876

Total operating expenses	233,641	4,626	1,487		239,754

Interest and other income (expense), net	332	(990)	(904	)(d)	(2,992)
			(1,430	)(n)

Net loss	$(27,528)	$(7,076)	$(3,821)		$(38,425)

Net loss per share:
Basic and diluted	$(0.77)				$(1.05)

Weighted average shares — basic and diluted	35,807				36,445

See accompanying notes to unaudited pro forma combined financial statements.

NuVasive, Inc.
Notes To Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
     On May 8, 2009 (the Closing Date), NuVasive, Inc. (NuVasive or the Company) completed the acquisition of all of the outstanding shares of Cervitech, Inc. (Cervitech), a Delaware corporation, pursuant to a Share Purchase Agreement dated April 22, 2009 (the Purchase Agreement) for an initial payment of approximately $48 million consisting of cash totaling $24 million and the issuance of 638,261 shares of its common stock to certain stockholders of Cervitech. Under the terms of the Purchase Agreement, NuVasive will make an additional milestone-based contingent payment not to exceed $33 million in either cash or a combination of cash and stock, at the Company’s election. This contingent payment is based on one of Cervitech’s products meeting a specified approval milestone.
     These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information for NuVasive and Cervitech giving effect to the acquisition and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements.
     The following unaudited pro forma condensed combined financial statements reflect the acquisition using the acquisition method of accounting in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations (FAS 141R). The pro forma adjustments are based on the preliminary allocation of the estimated purchase price and have been prepared to illustrate the estimated effect of the acquisition as of and for the periods indicated. The preliminary allocation of the estimated purchase price is based on management’s preliminary valuation of the fair value of tangible, intangible assets and in-process research and development acquired and liabilities assumed as of May 8, 2009 and such estimates are subject to change. Consequently, the amounts reflected in the unaudited pro forma condensed combined financial statements are subject to change, and the final amounts may differ substantially.
     The unaudited pro forma condensed combined balance sheet as of March 31, 2009, gives effect to the acquisition of Cervitech as if it had been completed on that date, and was derived from the historical unaudited balance sheet of Cervitech as of March 31, 2009 combined with NuVasive’s historical unaudited consolidated balance sheet as of March 31, 2009.
     The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of NuVasive and historical statement of operations of Cervitech for the three months ended March 31, 2009 and the year ended December 31, 2008, giving effect to the acquisition as if it had occurred on January 1, 2008.
2. Purchase Price
     NuVasive made an initial payment of approximately $48 million consisting of cash totaling $24 million and the issuance of 638,261 shares of its common stock to certain stockholders of Cervitech. In addition, NuVasive may make an additional milestone-based contingent payment not to exceed $33 million in either cash or a combination of cash and stock, at the Company’s election, upon the achievement of a specified milestone. In accordance with FAS 141R, this contingent payment obligation is included in the purchase price allocation and is recorded as a long-term liability at its estimated fair value on the Closing Date. The estimated fair value of this long-term liability is based on management’s assessment on the Closing Date that the specified milestone will be achieved and the present value factors associated with the timing of the milestone achievement.
     In accordance with FAS 141R, management will remeasure the fair value of the contingent payment at each reporting period, with any changes in its fair value being recorded in the current period’s earnings.

NuVasive, Inc.
Notes To Unaudited Pro Forma Condensed Combined Financial Statements
     For purposes of presentation in the unaudited pro forma condensed combined financial information, the estimated purchase price for Cervitech is approximately $78.0 million, as follows (in thousands):

Cash paid on Closing Date	$24,055
Market value of NuVasive’s common stock issued on Closing Date	24,215
Contingent consideration liability, due on achieving milestone	29,722

Total estimated purchase price	$77,992

     The market value of the shares of NuVasive’s common stock used in determining the purchase price was based on the average trading price on the Closing Date.
     The estimated purchase price has been allocated to the tangible and intangible assets acquired based in their respective fair values as of the acquisition date. As previously discussed, the allocation is preliminary, and accordingly the related pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. The following table summarizes the allocation of the estimated purchase price (in thousands):

	Estimated	Estimated
	Fair Value	Useful Life
Current assets	$1,233
Property, plant and equipment	59
In-process research and development	34,800	14 years
Developed technology	700	14 years
Trade name	700	10 years
Non-competition agreement	100	2 years
Goodwill	54,825
Current liabilities	(483)
Deferred income tax liabilities	(13,942)

Total estimated purchase price allocation	$77,992

3. Pro forma Adjustments
     Adjustments included in the column under the heading “Pro Forma Adjustments” in both the Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statement of Operations correspond with the following:
(a)	Reflects the use of the Company’s cash and cash equivalents as consideration for the purchase price in the acquisition.

(b)	Reflects the elimination of Cervitech’s assets and liabilities which were not purchased, or assumed, in the acquisition.

(c)	Reflects direct transaction costs which were capitalized as of December 31, 2008, which would have been expensed had FAS 141R been adopted as of January 1, 2008.

(d)	Reflects the elimination of investment income not earned by NuVasive as a result of the liquidation of certain short-term investments to fund the acquisition and related direct transaction costs, using the average interest rate earned on NuVasive investments during the year-ended December 31, 2008.

NuVasive, Inc.
Notes To Unaudited Pro Forma Condensed Combined Financial Statements
(e)	Reflects additional amortization expense recognized on other tangible assets acquired in the acquisition.

(f)	Reflects deferred income tax liabilities recorded resulting from the acquisition of the intangible assets with a zero tax basis.

(g)	Reflects the portion of the purchase price allocated to identifiable intangible assets based on the fair values assigned on the Closing Date.

(h)	Reflects additional amortization expense recognized on identified intangible assets resulting from the acquisition.

(i)	Reflects the portion of the purchase price allocated to goodwill based on the fair values assigned on the Closing Date.

(j)	Reflects additional liabilities recorded resulting from the acquisition.

(k)	Reflects the recording of the estimated fair value of the additional contingent consideration due to Cervitech stockholders upon the achievement of a specified milestone.

(l)	Reflects the market value of NuVasive’s common stock issued as consideration for the purchase price in the acquisition.

(m)	Reflects the elimination of Cervitech historical equity.

(n)	Reflects the additional interest expense recognized in connection with the contingent consideration liability.